Exhibit 10.7(c)
SOFTWARE AND ROYALTY LICENSE AGREEMENT
THIS AGREEMENT between ESPRE SOLUTIONS, INC. (“Licensor”) with its principal place of business at 5700 W. Plano Parkway, Suite 2600, Plano, TX 75093 and VIZEO SOLUTIONS LTD, a Company incorporated under the laws of England, and its affiliates with offices at 7 Wandon Road, London England SW6 2JF, (“Licensee”), is for the software and royalty license of Technology in accordance with the terms and conditions stated in this Agreement and any attachments to this Agreement.
     WHEREAS, Licensor has the right to license the intellectual property and the Technology and,
     WHEREAS, Licensor desires to license and have Licensee market and distribute said Technology; and
     NOW, THEREFORE, in consideration of the foregoing recitals and the covenants set forth in this Agreement, the parties agree as follows:
1. DEFINITIONS.
The following definitions set forth below apply to this Agreement:
“Agreement” means this Software and Royalty License Agreement.
“Affiliate” of a party shall mean an entity directly or indirectly controlling, controlled by or under common control with that party where control means the ownership or control, directly or indirectly, of more than fifty percent (50%) of all of the voting power of the shares (or other securities or rights) entitled to vote for the election of directors or other governing authority; provided that such entity shall be considered an Affiliate only for the time during which such control exists.
“Documentation” means the data sheet, specifications, test procedure and methodology, and instructions for the Technology.
“Entity” shall mean any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association, or any foreign trust or foreign business organization.
“Equipment” shall mean data processing and similar equipment, including options, accessories and attachments for more basic equipment. Equipment includes, as a component thereof, any media fixed or embedded therein that is not normally replaced except for maintenance and repair. Equipment may include in its meaning, depending upon context, a system or systems consisting of tangible Equipment and intangible Software.
“Intellectual Property Right” and “Intellectual Property Rights” shall mean all worldwide right, title and interest of a Person in, to and under any and all: (a) United States or foreign patents and pending patent applications therefore, including the right to file new and additional patent applications based thereon, including provisionals, divisionals, continuations, continuations-in-part, reissues and reexaminations; (b) copyrights; and (c) trade secrets, know-how, processes, methods, engineering data and technical information.

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“Information” shall mean any idea, program, technical, business or other intangible information, however conveyed.
“Know-How” shall mean experience, skills and expertise in non-tangible form, relating to Technology and consulting and advisory services relating to such experience, skills and expertise.
“Licensor” means ESPRE Solutions Inc. and it’s subsidiaries.
“Licensor Intellectual Property Rights” shall mean one or more Intellectual Property Rights owned by Licensor or licensed to Licensor by a Third Party with the right to sublicense at no cost. Licensor is not under an obligation to seek such Third Party licenses.
“Media” or “Medium” means any document, print, tape, disc, tool, semiconductor chip or other tangible information-conveying article
“Market” means the field of trade or business of the Licensee.
“Technology” shall mean Software with one or more programs owned or licensed by Licensor, including, collectively, each of the source or object code for certain software, the designs, specifications, data, libraries, algorithms, rule base and technical information,
“Net Receipts” shall mean the gross amount recognized as income on Licensee’s books (pursuant to generally accepted accounting principles consistently applied) in connection with the sale of a Product, less deductions for payment of sales, value added or any similar taxes, and shipping and insurance charges, as well as less deductions for returned products, with respect to such Product.
“Product” shall mean any integration work utilizing the Technology.
“Person or Party” shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of the “Person or Party” when the context so permits.
“Software” shall mean intangible information in object code form constituting one or more computer or apparatus programs and the informational content of such programs, together with any documentation supplied in conjunction with and supplementing such programs.
“Specifications” shall mean the specifications for Software as set forth in this Agreement, or if not so set forth, shall mean Licensor’s current published specifications, user documentation and other information for the Software as of the date of order and any additional specifications furnished by Licensee.
“Technology” shall mean the eViewMediaEngine which is owned by Licensor and protected by USA Patent numbers 7003168, 6711299 and 6904175 and which is further described in Schedule A of this agreement.
“Territory” shall mean the United Kingdom, the European Union and the Middle Eastern countries.
“Term” shall mean the term of this Agreement as provided in Article 22.
“Third party” shall mean, with respect to a party, any Person that is not an Affiliate of such party.
“Use” shall mean operate, reproduce, distribute, transmit (by electronic means or otherwise), make available, perform and display.

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2. SOFTWARE LICENSE GRANT.
     2.1 Grant of License. Subject to the terms of this Agreement, Licensor hereby grants to Licensee under all Intellectual Property Rights of Licensor, now owned, or, to the extent it is not prohibited from licensing such right, a license to use, sell and sublicense the Technology within the Territory as is or as a derivative work imbedded in the Licensee’s products. The grant of each license hereunder includes the right to convey to any customer of Licensee, with respect to any Product or Derivative thereof which is sold or licensed by Licensee to such customer, rights to use and resell such Product or Derivative as sold or licensed by Licensee to such customer (whether or not as part of a larger combination).
     2.2 Description of the Territory: The Territory of the Licensee are the countries that make up the political boundaries known as the United Kingdom, the European Union and the Middle East.
     2.3 Exclusivity:
     2.3.1 The license granted under Section 2.1 above can be changed to an exclusive arrangement in that the Licensor will not provide the Technology as explicitly defined in the Section 1 “Definitions” to any other Licensee in the territory by A) developing enough sales of the licensed technology such that the net receipts in the first twenty two months following the effective date of this agreement are in excess of five million US dollars or, B) prepaying Royalty fees within twenty two months of the effective date of this agreement in the amount of one million dollars (US1,000,000). In any case Licensor must receive Royalty payments of at least one million dollars within twenty two months of the effective date of this agreement in order for the Licensee to qualify for an exclusive arrangement.
     2.3.2 Licensee acknowledges that Licensor has the right at any time to appoint new licensees within the territory until Licensee meets the criteria for an exclusive arrangement articulated in Section 2.3.1 above. Licensor agrees to offer first right of refusal prior to signing a license agreement with another party. Within the context of Section 2.3 “Exclusivity”, first right of refusal shall mean that Licensee pays in full the balance of any royalty payments such that the total paid to Licensor equals at least one million dollars. Such payment will be made within ten business days of Licensee exercising its rights under this Section 2.3.2.
     2.4 Compliance with Specifications.
     2.4.1 If Licensor makes any Updates to any of the Technology in order to bring the Technology into compliance with the Specifications, Licensor shall promptly thereafter (so long as the License is in effect) provide to Licensee such information, in reasonable detail, with respect to such Updates as is reasonably necessary to permit Licensee to incorporate such Updates in the Technology.
     2.4.2 Upon approval by Licensor, any updates, revisions and modifications (enhancements) integrated by the Licensee for the betterment of the product, elevates the value of the product, therefore an exclusive joint-administration for the particular revisions may exists and be added as an Addendum to this Agreement.
     2.5 Restriction on Licensing. The License of the Technology granted hereby may not be transferred or assigned by Licensee without written permission from the Licensor. Licensor agrees that such grant of assignment or transfer shall not be unreasonably withheld. The restricted license rights shall extend to any subsidiaries and divisions or 3rd party contractors or Affiliates of Licensee (collectively, “Affiliates”). Licensee shall be responsible for the compliance by each such Affiliate with the terms and provisions of this Agreement.
     2.6 No Reverse Engineering. Licensee shall not reverse engineer, reverse compile or disassemble the Technology, or otherwise attempt to derive the source code to any Software licensed under

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this Agreement. The foregoing shall not apply to such activities conducted in the ordinary course of technical support of Licensee Products such as may occur through the use of debugging tools.
     2.7 Audits and Inspection Rights.
     2.7.1 Licensor shall have the right, upon reasonable advance notice, to inspect Licensee’s records and facilities, and the records and facilities of Affiliates of Licensee, with respect to the manufacture of Licensee Products hereunder.
     2.7.2 If the payment of Royalties is required as provided in Section 4, during the term of this Agreement and for a period of one (1) year thereafter, Licensor shall have the right, at its expense, and upon reasonable notice to Licensee, to have examined by an independent auditor with a national reputation, reasonably acceptable to Licensee, Licensee’s books and records in order to determine or verify the Net Receipts and sales of the Products. Licensor shall not make any such examination more than twice in any calendar year. If an error in the reported Net Receipts or the reported number of Products sold by Licensee is discovered as a result of such an examination and the reported Net Receipts or the reported number of Products sold by Licensee during the period(s) examined were in excess of 5% less than the actual Net Receipts or number of Products sold by Licensee, as the case may be, during such period(s), Licensee shall pay for cost of said auditor.
     2.7.3 Licensee shall keep adequate records to verify all reports and payments made to Licensor pursuant to this Agreement for a period of two (2) years following the date of such reports and payments.
     2.8 No Other Licenses. The License granted under this Agreement is specifically set forth herein, and Licensor grants no licenses to Licensee by implication or estoppel.
     2.9 Reservation of Rights. Licensor reserves all rights not specifically granted to Licensee hereunder.
     2.10 Restrictions on Export. Licensee acknowledges and agrees that it shall not import, export, or re-export the Technology or related Documentation to any country in violation of the laws and regulations of any applicable jurisdiction. Licensee further agrees to defend, indemnify, and hold Licensor harmless for any losses, costs, claims, or other liabilities arising out of Licensee’s breach of this Section.
     2.11 Delivery. Unless otherwise provided for herein or agreed to by the parties, following the Licensor’s receipt of the fee payment provided for in Section 3, Licensor will ship the Technology to Licensee in DVD/CD-ROM format or provide other acceptable transference via FTP.
     2.12 Acceptance. The Technology will be deemed accepted by Licensee unless it gives notice to Licensor of non-conformity within thirty (30) days of date of its receipt. The parties agree that such acceptance shall not limit any of the remedies or rights otherwise provided to Licensee hereunder.
3. COMPENSATION
     3.1 Licensee Fees. In consideration of the license granted by the Licensor of the Licensed Software by the Licensor under Section 2 above, the Licensee grant and equity interest in the business of the Licensee. Upon signing of this agreement Licensee hereby issues to Licensor a twenty percent (20%) equity interest, subject to dilution, in VIZEO SOLUTIONS LTD (the “Interest”). The Interest is subject to the following terms and conditions:

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     3.1.1 Investment Representation; Certificate Legends. Upon demand by VIZEO SOLUTIONS LTD (“VIZEO”), Licensor shall deliver to VIZEO (A) a written representation that the Interest to be acquired is to be acquired for investment and not for resale or with a view to the distribution thereof and/or (B) a subscription agreement in substantially the same form as VIZEO’s then current form of subscription agreement. Upon such demand by VIZEO, delivery of such representation and/or subscription agreement prior to the delivery of any certificate representing the Interest issuable pursuant to this Agreement shall be a condition precedent to the right of Licensor to receive any of the Interest. The certificates evidencing any of the Interest shall bear a legend appropriately reflecting their status as restricted securities and subject to limitations upon transfer pursuant to VIZEO’s Certificate of Formation and Company Agreement, as may be amended from time-to-time, and any other relevant legend. VIZEO will recognize Licesnor as a holder of the Interest only upon issuance of the certificate.
     3.1.2 Termination. In the event that the License is terminated for any reason, or for no reason whatsoever, then VIZEO may purchase from MDS the Interest within one (1) year after the termination of the License for a purchase price of One United States Dollar (US$1.00). Upon the payment of the purchase price by VIZEO to Licensor pursuant to this section, all of Licensor’s right, title, and interest in and to the Interest hereunder with respect thereto shall immediately terminate and become null and void. Licensor agrees that Licensor shall execute and deliver or cause to be executed and delivered to VIZEO such further instruments of sale, assignment, transfer, and delivery and take such other action as VIZEO may reasonably request in order to more effectively sell, assign, transfer, and deliver and reduce to the possession of VIZEO any and all of the Interest and consummate the transactions contemplated in this Section 3.1.
     3.2 Royalties Fees. In consideration of the license granted under Section 2 above, Licensee shall also pay to Licensor royalties (“Royalties”) in the amount of twenty percent (20%) on its Net Receipts of Products sold or licensed by Licensee. It is understood by Licensor that Licensee has a License agreement that includes payment of royalties with to an affiliate of Licensor (namely “MDS”) and that only net receipts from Sales of the Technology that do not conflict with the royalty payments made to MDS will be paid under this Section 3.2.
     3.3 Taxes and Assessments.
     3.2.1 In addition to any other payments due under this Agreement, Licensee agrees to pay, indemnify and hold Licensor harmless from any sales, use, excise, import or export, value-added or similar tax or duty, and any other tax not based upon Licensor’s net income, including any penalties and interest, and all government permit or license fees and all customs and similar fees, levied upon the use or distribution of the Products which Licensor may incur in respect of this Agreement, and any costs associated with the collection or withholding of any of the foregoing items (“Taxes”).
     3.2.2 If Licensee fails to pay any Taxes as of the original due date for such Taxes and Licensor receives any assessment or other notice (collectively the “Assessment”) from any governmental taxing authority providing that such Taxes are due from Licensor, Licensor shall give Licensee written notice of the Assessment and Licensee shall pay to Licensor or the taxing authority the amount set forth as due in the Assessment within thirty (30) days of receipt of such written notice from Licensor.
     3.3 Payment Terms.
     3.3.1 Royalties, when applicable, shall be payable on the 30th day of the 2nd month for the prior months Net Receipts. A statement setting forth in sufficient detail the basis upon which Royalties were calculated shall accompany each Royalty payment. Payments and statements shall be sent to Licensor at the address set forth on the front page of this Agreement or such other address as Licensor may designate in writing.

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     3.3.2 All payments to be made by the Licensee to Licensor shall be made in United States Dollars.
     3.3.3 Payments which are not received by ESPRE on the due date shall bear interest at the lesser of eighteen percent (18%) per annum or the maximum rate allowed under applicable law. If the Licensee is in default of any payment required to be made hereunder, then all sums due from the Licensee to Licensor under this Agreement shall become due and payable immediately upon demand by Licensor and Licensor may suspend the grant of license rights specified in Section 2.1 of this agreement until such payments are made and accepted by Licensor.
     3.3.4 Royalty-Free Products. Licensee shall have the right to manufacture and distribute a commercially reasonable number of Products, for the following purposes without incurring a Royalty obligation to Licensor: units for testing, units with limited functionality for reseller point of purchase and demonstration, units provided to Licensor, units used internally by employees or contractors of Licensee, and units given to press and analysts.
4. SUPPORT
     Licensor shall provide Licensee with support during the term of this Agreement as set forth below:
     4.1 Initial Support: Licensor shall provide to Licensee a total of one hundred hours of technical support for the Technology. Initial support must be utilized within the first six months following the signing of this agreement. Additional support above the initial support will be provided to the Licensee per the rate schedule specified in Section 4.2 below.
     4.2 Additional Support: Licensor will provide additional support to Licensee during the term of this agreement at the rate of one hundred and fifty dollars ($150.00) per hour. Licensee will be responsible to develop a Statement of Work outlining the support required and Licensor will estimate the number of hours required to complete said work. Support required by the Licensee that would be considered a derivative work shall be covered under the terms and conditions defined in Schedule B of this agreement. Licensee further agrees that for a period of twenty two months from the effective date of this agreement, that Licensee will only contract with Licensor for development of derivative works. After the lapse of twenty two months from the effective date of the agreement Licensee is free to develop derivative works using resources of the Licensee.
5. MARKETING AND PUBLICITY
     5.1 Marketing. Except as provided in Section 5.2 below, the parties agree to work together to identify areas where joint marketing efforts would benefit both parties, and upon mutual agreement shall implement such efforts.
     5.2 Publicity. Neither party shall disclose the terms of this Agreement to any third party, other than its financial or legal advisors and current or potential Non-Corporate Investors, or make any announcements regarding the nature of the relationship between the parties without the prior approval of the other party, except that a party may disclose the terms of this Agreement where required by law, provided that such party uses reasonable effort to obtain confidential treatment or similar protection to the fullest extent available to avoid public disclosure of the terms of this Agreement. A party required by law to make disclosure of the terms of this Agreement will promptly notify the other party and permit the other party to review and participate in the application process seeking confidential treatment. “Non-Corporate Investors” shall mean venture capital investors/funds and investment banking investors/funds.
     5.3 Branding. Licensee and its Affiliates may use the Licensor trademarks in conjunction with the distribution of the Products and in their advertising, promotional and printed materials for the Products and on the Products.
6. PROPRIETARY RIGHTS; NON-SOLICITATION.

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     6.1 Title. Licensee acknowledges that the Technology represents the valuable trade secrets of Licensor. Licensor shall be the sole and exclusive owner of the Technology. Subject always to Licensor’s ownership of the Technology, Licensee shall be the sole and exclusive owner of the Products. Applications for the Products shall belong solely and exclusively to the party developing such applications.
     6.2 Proprietary Rights Notices. Licensee agrees that it will not remove, alter or otherwise obscure any proprietary rights notices appearing in the Technology.
     6.3 U.S. Government Restricted Legend. All Licensor technical data and computer software is commercial in nature and developed solely at private expense. Software is delivered as Commercial Computer Software as defined in DFARS 252.227-7014 (June 1995) or as a commercial item as defined in FAR 2.101(a) and as such is provided with only such rights as are provided in Licensor’s standard commercial license for such software. Technical data is provided with limited rights only as provided in DFARS 252.227-7015 (Nov. 1995) or FAR 52.227-14 (June 1987), whichever is applicable.
     6.4 End-User Licensing. Licensee agrees that each copy of any Software distributed by Licensee hereunder will be accompanied by a copy of Licensee’s standard end user software license; provided, however, that the terms of such license will be drafted so as to apply to the Technology and shall be at least as protective of Licensor’s Software as: (i) the terms and conditions Licensee uses for its own software products; and (ii) the terms and conditions governing this Agreement. Licensee agrees to enforce the terms and conditions applicable to the Software contained in such license.
     6.5 Non-solicitation. Licensee agrees that during the Term of this Agreement Licensee will not directly or indirectly, either for itself or any other person or entity, solicit any individual who is engaged as an employee, agent or independent contractor, by Licensor or Licensor’s subsidiary to terminate his or her employment or engagement with Licensor or such subsidiary and/or to become an employee, agent or independent contractor of Licensee or such other person or entity. During the term of this Agreement, and for a period of one (1) year thereafter, Licensee agrees that it will not take any action either on behalf of itself or any other person or entity which action is designed to disrupt Licensor’s business relationships with Licensor’s strategic partners or to directly solicit, or allow any of its subsidiaries or affiliates to solicit, any of Licensor’s strategic partners for the purpose of persuading them to cease doing business with Licensor.
7. REPRESENTATIONS AND WARRANTIES
     7.1 Licensor and Licensee each represents and warrants to the other that:
(i) it is organized, validly existing and in good standing under the laws of the country or state in which it is incorporated;
(ii) its execution and delivery of this Agreement, and the performance of its obligations under this Agreement, have been duly authorized by all necessary corporate action on its part, and it has full corporate power, right and authority to enter into this Agreement, to grant the license it has granted hereunder and to perform its obligations hereunder;
(iii) neither the execution and delivery of this Agreement by it, nor the performance by it of any of its obligations under this Agreement, violates any applicable law or regulation of any country, state or other governmental unit, or its Articles or Certificates of Incorporation or Bylaws or other charter documents, or constitutes a violation of, or a breach or default under, any agreement or instrument, or judgment or order of any court or governmental authority, to which it is a party or to which it is subject or to which any of the Technology is subject;
(iv) this Agreement is a valid and binding obligation of it, enforceable against it in

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accordance with its terms, except as such enforceability may be limited by equitable principles or by bankruptcy or other laws affecting creditors’ rights generally;
(v) no consent, approval, order or authorization of any person, entity, court or governmental authority is required on its part in connection with the execution and delivery of this Agreement or the performance by it of its obligations hereunder;
     7.2 Licensor represents and warrants to Licensee that it has title to, or a license with a right to sublicense, the Technology, in the form in which it is delivered to Licensee.
     7.3 To the best of Licensor’s knowledge, the Technology contains no malicious code or computer viruses. Licensor shall immediately notify Licensee if any such problem is suspected.
8. INDEMNIFICATION
     8.1 The Licensee shall indemnify and save harmless Licensor and its directors, officers and employees from and against any and all liabilities, damages, costs or expenses awarded against or incurred or suffered by Licensor arising out of any action or proceeding commenced or maintained by any third party in respect of any acts or omissions of the Licensee in marketing or distributing the Technology or any acts or omissions of End Users which result in Licensor incurring damages. This section will not be construed to limit or exclude any other claims or remedies which Licensor may assert under this Agreement or by law.
     8.2 Licensor will defend, indemnify and hold the Licensee harmless from and against any claims of third parties arising from: (i) Licensor’s failure to comply with applicable laws or regulations or breach of this Agreement; or (ii) death, injury, or damage to real or tangible personal property arising from Licensor ‘s negligence or willful misconduct. Licensor’s obligations of this paragraph do not extend to any claims to the extent they are the subject of the Licensee’s indemnification obligations set forth in this Agreement, or due to the Licensee’s negligence or willful misconduct, and are conditioned on Licensor’s receipt of prompt written notice of any such claim.
     8.2 Remedies. In the event Licensor reasonably believes that the use or distribution of the Technology is likely to be enjoined, Licensor may, at its option, either: (i) substitute functionally equivalent non-infringing Technology, as the case may be; (ii) modify the infringing item so that it no longer infringes but remains functionally equivalent; (iii) obtain for Licensee, at Licensor’s expense, the right to continue use of such item; or (iv) if none of the foregoing is feasible, Licensor may take back such infringing item or items and terminate only that portion of the license associated with respect to such item or items, subject to a mutually satisfactory equitable reduction in the Royalty and fees payable under this Agreement. Should the use or distribution of the Technology be enjoined, Licensor shall, at its option, either: (i) substitute functionally equivalent non-infringing Technology, as the case may be; (ii) modify the infringing item so that it no longer infringes but remains functionally equivalent; (iii) obtain for Licensee, at Licensor’s expense, the right to continue use of such item; or (iv) if none of the foregoing is feasible, Licensor may take back such infringing item or items and terminate only that portion of the license associated with respect to such item or items, subject to a mutually satisfactory equitable reduction in the Royalty and fees payable under this Agreement. SECTIONS 8.1 and 8.2 STATE LICENSEE’S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO CLAIMS OF INFRINGEMENT OF PROPRIETARY RIGHTS OF ANY KIND, AND ALL WARRANTIES OF NON-INFRINGEMENT, EXPRESS OR IMPLIED, ARE SPECIFICALLY DISCLAIMED AND EXCLUDED.
     8.3 Procedure for Indemnification.
     8.3.1 In the event that any legal proceedings are instituted, or any claim or demand is asserted, by any third party which may give rise to any damage, liability, loss, or cost or expense in respect of which either party has indemnified the other party under this Section 8 above, the indemnified party shall give the indemnifying party written notice of the institution of such

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proceeding, or the assertion of such claim or demand, promptly after the indemnified party first becomes aware thereof; provided, however, that any failure by the indemnified party to give such notice on such prompt basis shall not affect any of its rights to indemnification hereunder unless such failure materially and adversely affects the ability of the indemnifying party to defend such proceeding.
     8.3.2 The indemnifying party shall have the right, at its option and at its own expense, to be represented by counsel of its choice, subject to the approval of the indemnified party, which approval shall not be unreasonably withheld or delayed, and to defend against, negotiate with respect to, settle or otherwise deal with such proceeding, claim or demand; provided, however, that no settlement of such proceeding, claim or demand shall be made without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld or delayed, unless, pursuant to the terms and conditions of such settlement, the indemnified party shall be released from any liability or other exposure with respect to such proceeding, claim or demand; and provided, further, that the indemnified party may participate in any such proceeding with counsel of its choice and at its own expense. In the event, or to the extent, the indemnifying party elects not to, or fails to, defend such proceeding, claim or demand and the indemnified party defends against, settles or otherwise deals with any such proceeding, claim or demand, any settlement thereof may be made without the consent of the indemnifying party if it is given written notice of the material terms and conditions of such settlement at least ten (10) business days prior to a binding agreement with respect to such settlement being reached. Each of the parties agrees to cooperate fully with each other in connection with the defense, negotiation or settlement of any such proceeding, claim or demand.
9. INTELLECTUAL PROPERTY RIGHTS.
     Title to the Technology and to intellectual property rights therein shall remain in Licensor.
10. EFFECTIVE DATE AND DURATION.
     This Agreement shall become effective upon the date of execution (the “Effective Date”) by the parties. The term of the license of Technology shall be effective from the date of receipt of the Technology by Licensee and shall remain in effect until Licensee discontinues use of the Technology.
11. NOTICES.
     Notices shall be given in writing by confirmed facsimile, certified mail or registered mail addressed to the parties as shown on the first page of this Agreement.
12. ASSIGNMENT
     Neither party may assign this Agreement, nor any rights or interests granted under this Agreement without the prior written consent of the other party, which shall not be unreasonably withheld.
13. OUTSOURCING.
     In the event that Licensee elects to have the functions for which it uses the Technology performed by a third party (referred to as the “Outsourcer”), and subject to the provisions of Section 4.2 of this agreement, Licensee shall have the right to assign its rights hereunder to such Outsourcer for the limited and specific purpose of enabling the third party to provide services to Licensee using the Technology. Licensee will promptly notify Licensor as to the identity of the Outsourcer. Licensee will ensure that such third party agrees to use the Technology only for such purpose and to otherwise be bound by the provisions of this Agreement.

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14. COMPLIANCE WITH LAWS.
     Both parties shall comply at their own expense with all applicable laws, ordinances, regulations and codes in performance of this Agreement
15. CHOICE OF LAW.
The laws of the State of Texas shall govern this Agreement and all transactions under it. 16. MEDIATION.
     If a dispute relates to this Agreement and the parties have not been successful in resolving such dispute through negotiation, the parties agree to attempt to resolve the dispute through mediation by submitting the dispute to a sole mediator selected by the parties or, at any time at the option of a party, to mediation by the American Arbitration Association (“AAA”). Each party shall bear its own expenses and an equal share of the expenses of the mediator and the fees of the AAA. All defenses based on passage of time shall be suspended pending the termination of the mediation. Nothing in this clause shall be construed to preclude any party from seeking injunctive relief in order to protect its rights pending mediation.
17. LIMITATION OF LIABILITY.
     NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, LICENSOR SHALL NOT BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, OR DAMAGES RESULTING FROM LOST DATA OR LOST PROFITS, OR COSTS OF PROCURING SUBSTITUTE TECHNOLOGY HOWEVER ARISING, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. LICENSOR’S LIABILITY FOR DAMAGES ARISING OUT OF, RELATING TO OR IN ANY WAY CONNECTED WITH THE RELATIONSHIP OF THE PARTIES, THIS AGREEMENT, ITS NEGOTIATION OR TERMINATION, OR THE PROVISION OR NON-PROVISION OF THE TECHNOLOGY (WHETHER IN CONTRACT, TORT, OR OTHERWISE) SHALL IN NO EVENT EXCEED THE AMOUNT PAID BY THE LICENSEE TO LICENSOR UNDER THIS AGREEMENT DURING THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE DATE ON WHICH SUCH DAMAGES BECOME PAYABLE BY LICENSOR. THE PARTIES AGREE TO THE ALLOCATION OF LIABILITY SET FORTH IN THIS SECTION ENTITLED “LIMITATION OF LIABILITY”. THE COMPANY ACKNOWLEDGES THAT WITHOUT ITS AGREEMENT TO THE LIMITATIONS CONTAINED HEREIN, THE FEES CHARGED FOR THE TECHNOLOGY WOULD BE HIGHER.
18. FORCE MAJEURE.
     Neither party shall be held responsible for any delay or failure in performance of any part of this Agreement to the extent such delay or failure is caused by fire, flood, strike, civil, governmental or military authority, act of God, or other similar causes beyond its control and without the fault or negligence of the delayed or non-performing party or its subcontractors.
19. WAIVER.
     The failure of either party at any time to enforce any right or remedy available to it under this Agreement or otherwise with respect to any breach or failure by the other party shall not be construed to be a waiver of that right or remedy with respect to any other breach or failure by the other party.
20. SEVERABILITY.
     If any of the provisions of this Agreement shall be invalid or unenforceable, the invalidity or unenforceability shall not invalidate or render unenforceable the entire Agreement or Order, but rather the

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entire Agreement or Order shall be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of the parties shall be construed and enforced accordingly.
21. SURVIVAL OF OBLIGATIONS.
     The obligations of the parties under this Agreement, which by their nature would continue beyond the termination, cancellation or expiration of this Agreement, shall survive termination, cancellation or expiration of this Agreement.
22. TERM AND TERMINATION.
     22.1 Term. The Term of this Agreement shall begin on the Effective Date and shall continue unless and until terminated pursuant to this Section 22.
     22.2 Termination Due to Bankruptcy. In the event a party: (i) becomes insolvent; (ii) voluntarily files or has filed against it a petition under applicable bankruptcy or insolvency laws which such party fails to have released within thirty (30) days after filing; (iii) proposes any dissolution, composition or financial reorganization with creditors or if a receiver, trustee, custodian or similar agent is appointed or takes possession with respect to all or substantially all property or business of such party; or (iv) such party makes a general assignment for the benefit of creditors, the other party may terminate this Agreement by giving a termination notice, which termination shall become effective ten (10) days after mailing.
     22.3 Right to Terminate; Early Termination.
     22.3.1 Either party shall have the right to terminate this Agreement if the other party is in material breach of any term or condition of this Agreement and fails to remedy such breach within thirty (30) days after receipt of a written notice of such breach given by the non-breaching party; or
     22.3.2 Licensee may terminate this Agreement upon thirty (30) days written notice to Licensor:
     (i) if remedies provided in Section 8.1 are insufficient to provide Licensee with the right to continue using any part of the Technology subject to a Claim of patent infringement or alleged patent infringement, provided that Licensee shall not have the right to terminate if to the extent that Licensor is able to avoid infringement or alleged infringement of the patent rights of a Third party by having Licensee use another version of a part of the Technology at Licensor’s expense; and
     (ii) provided further that Licensee’s right to terminate pursuant to the foregoing subsections (a) and/or (b) shall not limit Licensor’s rights and remedies otherwise available in this Agreement or at law.
     22.3.3 Either party may terminate this Agreement if the other party:
(a) makes an assignment for the benefit of creditors;
(b) admits in writing its inability to pay its debts as they become due;
(c) distributes to its creditors any composition, extension or similar kind of agreement which purpose is to reach an out of court settlement with its creditors;
(d) causes or consents to the appointment of a receiver, trustee, liquidator or similar officer for all or any material portion of its property;
(e) shall be dissolved or fails to maintain its corporate existence;

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(f) has its ability to conduct business suspended or terminated;
(g) becomes insolvent;
(h) makes or consents to a notice of intended bulk transfer of its assets;
(i) convenes a meeting of creditors to restructure its debts;
(j) takes any corporate or other action for the purpose of effectuating any of the foregoing; or
(k) if any proceeding, a receiver, trustee, liquidator or similar officer is appointed to administer and/or liquidate all or any portion of the property of the other party and such appointment is not vacated or set aside within 45 days after the appointment of such receiver, trustee, liquidator or similar officer.
     22.4 Effect of Termination. In the event of any termination of this Agreement, each party shall be entitled to the rights and remedies afforded pursuant to Section 365(n) of the Bankruptcy Code, and to any and all other legal and equitable remedies to which such party may be entitled under the law. Upon the termination or expiration of this Agreement, Licensee shall terminate further use and distribution of the Technology and, return or destroy all copies of the Technology.
24. ESCROW OF SOURCE CODE
     Licensor agrees to annually deposit the source code for the most recent version of Technology in an escrow account giving Licensee the right to withdraw the source code upon the termination of (i) failure of a trustee or Licensor in any bankruptcy case hereafter filed by or against Licensor either to assume this Agreement within sixty (61) days after the filing of the initial bankruptcy petition or to perform this Agreement within the meaning of Section 365(n), in entirety, at Licensee’s election of Title 11 of the United States Code or (ii) the termination of substantially all of Licensor’s (or its successors, if applicable) ongoing business operations relating to the Software. The custodian for the escrow shall be Iron Mountain Intellectual Property Management, Inc. whose address is 2100 Norcross Parkway, Suite 150 Norcross, GA 30071. Licensee agrees to pay the annual fee for this service.
25. SIGNATURE.
     The parties shall be entitled to rely upon and enforce a facsimile of any authorized signatures as if it were the original.
26. ENTIRE AGREEMENT.
     The provisions of this Agreement and orders issued under this Agreement supersede all prior and current oral and written communications, agreements, and understandings of the parties with respect to the subject matter of this Agreement. and shall constitute the entire agreement between the parties. The Agreement shall not be modified or rescinded, except by a writing signed by both parties. Provisions on the reverse side of Licensee’s orders and all provisions on Licensor’s forms shall be deemed deleted. Estimates or forecasts furnished by Licensee shall not constitute commitments.

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In witness whereof, the parties hereto have caused this Agreement to be executed by their duly empowered representatives.

AGREED TO BY:

ESPRE Solutions, Inc.	Vizeo Solutions LTD

/s/ Pete Ianace	/s/ Peter Leighton

Signed	Signed
Pete Ianace Name	Peter Leighton Name
President/CEO Title	Director Title
11/15/06 Date	11/15/2006 Date

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Schedule A
Description of Licensed Software
eViewMediaEngine
Technology Description
Notices

Copyright	© Copyright ESPRE Solutions, Inc., 2006. All rights are reserved.

Notice	The information contained in this document is confidential and proprietary. It is for internal use by ESPRE Solutions, Inc, only.

This document may only be distributed outside of ESPRE Solutions with express written permission from ESPRE Solutions.

ESPRE Solutions, Inc. shall not be liable for incidental or consequential damages in connection with, or arising out of the furnishing, performance, or use of this document and the program material which it describes.

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1. Introduction
1.1 Purpose
This document defines the eViewMediaEngine technology (“technology”) referenced in the Software & Royalty License Agreement [1].
This document also defines the intellectual property that will be owned by ESPRE and conveyed to First Vision as part of the license agreement. The licensing plan for the ESPRE software and the compensation for ESPRE services are provided in the Software & Royalty License Agreement and its Schedules. [1].
1.2 Document Scope
This document defines the high level features and capabilities of the technology.
This document contains the following primary topics:
•	Video capture

•	Video encode

•	Video archive

•	Video distribution

•	Video chat
The document also summarizes Intellectual Property considerations and deliverables associated with the licensed technology.
1.3 Intended Audience
This document is intended for First Vision to use as description of the licensed technology referenced in the Software & Royalty License Agreement.
1.4 References
1. Software and Royalty License Agreement between ESPRE and First Vision
2. Technology Description
The technology licensed under this agreement is a toolkit (or “system developer’s kit” SDK) that provides application programming interfaces (API’s) to control a media engine (ME) that has support for the following main functions:

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2.1 Video Capture
The technology provides services to enable users to attach components of the ME to a camera and capture video into a local disk file. The Video Capture API supports control of camera selection and exposes camera and capture configuration options (i.e., frame rate, resolution size, etc.).
The technology also supports camera association and control as part of the live chat component technology discussed later.
2.2 Video Encode
The technology provides components that support encoding video and formatting the resultant media into an ME format. The encoding API supports selecting from a myriad of options including:
•	Resolution (width, from 160 to 1024, and height, from 128 to 768)

•	Frame rate (1-30 frames/second)

•	Encoding quality (essentially on a scale from 1-31)

•	Rate control bandwidth (>40 bps)

•	Rate control mode (none, TMN5, TMN8)

•	Input source (typically a local file in an AVI file format — several input codecs in this format supported as an input source)

•	Input source span (allows specification of a scene to encode by specifying a starting and ending AVI frame number

•	Quantization levels (allows restriction on range of qualities used during rate control functions)

•	Output destination (typically a local file set in the ME format that includes audio, video, index, and production metadata)
The technology as extended by this agreement will support controlling the encoding process across a large span of AVI files to encompass the requirements of entire movie length material (at least support for two hours). The encoding process allows the media engineer to view the movie as one, seamless object even if many local disk files are required to hold it. The encoding tool contains a viewing process that allows the media engineer to index the movie. This primarily refers to selecting a frame and giving it a name or mnemonic. These indices may be used by the engineer to demark scenes and/or other control points within the encoding (viewing) process.
The technology supports specifying different encoding parameters for each scene, allowing a movie to be formatted at various combinations of quality and frame rate settings. Even resolution may be changed when encoding from one scene to the next. Indices may also be used to force key frame insertion and synchronization points for other data. The encoding process automatically synchronizes audio and video that are contained in the same input source, but also supports synchronizing other forms of data. It is acknowledged in this agreement that the technology will support encoding synchronization of script oriented text data for purposes of synchronized display and extensive video search.

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2.3 Video Archive
The technology provides APIs to control the processes of uploading the ME format media into an archive that supports media distribution and rendering. The underlying engine components reside in both the execution time client and server(s). The archive structure supports maintaining more than one copy of an object for both redundancy and for load sharing considerations. Each archive object in the ME format has, as a minimum:
•	Video index file(s)

•	Video data file(s)

•	Audio index file(s)

•	Audio data file(s)
Within the scope of this agreement, it is understood that the ME format will be extended to include:
•	Script index file(s)

•	Script data file(s)
The archive will also be extended to support the Asier encryption model.
2.4 Video Distribution
The technology provides APIs to control access to objects in the video archive, supporting object rendering in a web distribution model. There is an underlying Java based player that supports rendering multiple videos simultaneously on an HTML web page with programmable coordination among the videos. The player and its supporting Javascript environment have all of the elements required to:
•	Access the index and data files from an archive

•	Buffer the video object such that the video starts to play quickly (typically within 3 seconds), but can sustain interruptions in the flow of data from the server.

•	Manage the overall processor and bandwidth constraints. The player supports bandwidth coordination among the videos that are playing simultaneously. Each video can be designated as “primary” or “secondary”. When initial buffering occurs, primaries are able to get to the initial fast start state (3 seconds worth of render time) before a secondary may start. At any time while playing/buffering, the secondary(s) will back off if a primary is about to stall for lack of data. Any video may have its buffering bandwidth effect controlled to a percentage of its computed average bandwidth requirement (i.e., a video may be loaded at 110% of its average bit rate rather than loading as fast as it can — ME supports both paradigms).

•	Start a video on any designated frame. The player supports an API that includes a request to play from frame(x) to frame(y) and/or start playing to end at frame(x). This is used to effect slider drag operations that allow the subscriber to advance or backup to any position within a movie with no dependence on prior buffering.

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•	Render the video from an internal memory cache. The video is buffered from a stream and is not stored on the local disk. Thus, a two hour movie is never completely contained within the client machine.

•	Support a coordinated actor/director rendering paradigm. Each video rendered on the web page is represented by a Java actor. The page also contains, in this paradigm, a Java director that controls everything visualized by the actor(s) on the page. The director contains a context for each video being managed by it. At any instant in time, an actor is associated (receiving rendering data) with one context within the director. The director may have more contexts than actors in order to buffer video data before it is needed. The contexts may be programmed to trigger events when they get to certain states (i.e., when playing a particular frame, when there is enough data buffered to safely play, when the user clicks on an actor associated with the context, etc.). Each context also supports a complete API control mechanism. The combination of the event architecture and the API allows the context events to trigger control actions in other contexts. This supports a high degree of coordination between videos on the page. As a video plays to certain frames (arrives at certain scenes), another video (or image) on the page may be triggered to take an action.

•	Automatically recover from server disconnects. When connected to a web server to pull the video data, the player will encounter frequent disconnects during the course of a two hour period. The technology supports automatically detecting that this has occurred and to reconnect before the object buffer is drained.

•	Automatically select from multiple object formats. Any ME archive object may be represented in more than one format (resolution, frame rate, etc.). The player environment is capable of analyzing the processor speed and available bandwidth and selecting an appropriate format. The player may also be directed to select or change formats while playing and not be required to start over.

•	Restrict access to the video. The Java player is restricted to operation within a specific web domain. If a different web page tries to activate a player not authorized for it, the player will fail to run. It is understood that under this agreement, this security model will be extended to support the Asier encryption model.

•	Support complex ME formats. The complex ME object format is structurally the same, but supports dynamic frame rate and resolution settings. The video may use a different frame rate for each included scene.
2.5 Video Chat
The technology provides a comprehensive solution for live video chat. The chat architecture includes a client API that supports:
•	Connecting the client to a VXN server. This operation results in an internal endpoint or IP address that is used to route data from one chat client to another.

•	Enabling local camera capture. The video from the camera is automatically made available to the internal chat architecture for both local display and transmission to the server for use in the chat conference.

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•	Making a call. The API allows the local client to make a call through the VXN connection to anyone connected to the VXN by referencing the destination’s endpoint address. After the appropriate handshake, this will cause the local client’s audio and video to be transmitted to the destination.

•	Making multiparty calls. The technology supports up to an 8 party call, depending on available bandwidth.

•	Controlling call parameters. The API supports controlling parameters that affect the destination’s user experience and the bandwidth usage for both parties. These include resolution, frame rate, and quality settings. Most parameters can be changed mid-call.

•	Making audio only calls.

•	Interoperation with H.323 devices.
3. Deliverables
The technology consists of a combination of source and object (executable) code and associated documentation:
•	ME encoder Windows dynamic link library executables

•	ME encoder controller Java applet executable

•	ME player Java applet executable

•	ME upload applet executable

•	ME installer applet executable

•	ME chat installer executable

•	ME chat engine Java applet executable

•	ME chat engine Windows dynamic link library executables

•	ME media service controller JavaScript source code

•	ME media engine hosting service PHP executable (obfuscated source code)
4. Intellectual Property
All eViewMediaEngine software and other Intellectual Property associated with the technology described here remains the sole property of ESPRE. The Software & Royalty License Agreement conveys to First Vision the Intellectual Property protection associated with all patents (pending and issued) owned by ESPRE for the technology, including all those listed in Addendum D.

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Schedule B
ESPRE Consulting Services
Revision 0
21-Jan-2008
Notices

Copyright	© Copyright ESPRE Solutions, Inc., 2006. All rights are reserved.

Notice	The information contained in this document is confidential and proprietary. It is for internal use by ESPRE Solutions, Inc, only.

This document may only be distributed outside of ESPRE Solutions with express written permission from ESPRE Solutions.

ESPRE Solutions, Inc. shall not be liable for incidental or consequential damages in connection with, or arising out of the furnishing, performance, or use of this document and the program material which it describes.
Revision History

Date	Reason For Changes	Revision
April 2006	Initial draft	0

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5. Introduction
5.1 Purpose
This document describes the Engineering consulting services provided by ESPRE Solutions, Inc.
5.2 Intended Audience
This document is intended for use by partners of ESPRE Solutions who would like to use the engineering skills, knowledge and technology of ESPRE Engineering to develop video application solutions.
5.3 Acronyms and Terminology
The term Video Applications is used within this document to mean the ability to record audible and visual information, encode it for efficient and protected transmission, present it to end users via web access and email and to manage the entire end to end process.

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6. Consulting Services
6.1 Engineering services
1.	Solution Architecture and System Design

Designs the end to end solution and the inter-working of all components of the solution to achieve the stated business and technology goals. Sets direction for technology evolution.

2.	System Requirements Analysis

Defines of product and project requirements to achieve functional goals, defines phases and milestones for best fit to cost and schedule goals. Gets concurrence among all vested parties on requirements definition and allocation.

3.	Software Development Senior Engineer

Leads team of development engineers, provides direction for difficult and complex technology implementation. Designs database, structure and data flow. Develops design specifications.

4.	Software Development Programmer

Implements design, writes code and documents. Performs code review, unit testing, module testing and integration testing.

5.	System Test Senior Enginee

Designs test requirements, test strategy, test environment, test procedures, and test methodology to achieve thorough coverage of the system requirements.

6.	System Test Engineer

Executes Test Plans, Analyzes test failures, Performs debugging.

7.	System Testing Equipment

Hardware and Software needed for testing products developed with ESPRE Engineering services will be covered in the project plan.

8.	System Integration with 3rd Party Products or Systems

Tests multiple products within the solution and testing interaction with products other than those developed with ESPRE Engineering services.

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9.	Project Management

Performs Project planning, tracking and reporting. Establishes project Phases & Milestones, Defines Workflows and Deliverables. Controls phase transitions. Coordinates Project execution. Sets quality standards. Establishes Guidelines, process Checklists, Roles and Responsibilities. Coordinates Project documentation, Training, and Support.
6.2 Other ESPRE Consulting Roles
1.	Systems Modeling

Performs analysis of solution, system or product level operation, data flow, resource usage and performance according to system design, performance criteria and empirical data. Develops models to identify bottlenecks, weaknesses and improvement opportunities.

2.	Patent Development

Develops patent applications for proprietary and confidential intellectual property to protect business interests.

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7. Consulting Services Charging Rates

ESPRE Development Engineering Consulting	Charging Rate

System Architecture and Design	$150 per hour

System Requirements Analysis	$120 per hour

Software Development Senior Engineer	$100 per hour

Software Development Programmer	$85 per hour

System Testing Design	$100 per hour

System Test Engineer	$85 per hour

System Testing Equipment	10% over Equipment and Supplies Cost

System Integration with 3rd Party Products or Systems	$100 per hour

Project Management	15% of selected Development Engineering Estimate

Rates at 35 hours per week

Other ESPRE Consulting Roles

Systems Modeling	$120 per hour

Patent Development	$250 per hour

Rates quoted at 35 hours per week

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